As filed with the Securities and Exchange Commission on February 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	26-2123838
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4 Menorat Hamaor St.

Tel Aviv, Israel 6744832

(888) 776-6804

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marvin Slosman

Chief Executive Officer

InspireMD, Inc.

4 Menorat Hamaor St.

Tel Aviv, Israel 6744832

(888) 776-6804

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

David S. Glatt, Adv. Jonathan M. Nathan, Adv. Meitar | Law Offices 16 Abba Hillel Road Ramat Gan 5250608, Israel Tel: +972 (3) 610-3100	Gary Emmanuel, Esq. Mark Selinger, Esq. McDermott Will & Emery LLP 340 Madison Ave. New York, NY 10173 Tel: (212) 547-5400	Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Tel: (212) 451-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration No. 333-252199

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging Growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)		Amount of Registration Fee
Units, each consisting of one share of common stock, par value $0.0001 per share and one Series G Warrant to purchase one-half of one share of common stock (2)	$3,450,000	(3)		$376.39
(i) Common stock included in the units (4)
(ii) Series G Warrants to purchase one-half of one share of common stock included in the units (4)
Pre-funded units, each consisting of one pre-funded warrant to purchase one share of common stock and one Series G Warrant to purchase one-half of one share of common stock (2)		$(5)	$
(i) Pre-funded warrants included in the pre-funded units (4)
(ii) Series G Warrants to purchase one-half of one share of common stock included in the pre-funded units (4)
Shares of common stock underlying pre-funded warrants included in the pre-funded units (2)(4)
Shares of common stock underlying Series G Warrants included in the units and the pre-funded units	$1.897,500	(6)		$207.02
Underwriter’s Warrants (7)(8)	$189,750			$20.70
Common stock issuable upon exercise of the Underwriter’s warrants (8)
Total:	$5,537,250	(9)		$604.11

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended, the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price of the units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of any pre-funded units offered and sold in the offering, and the proposed maximum aggregate offering price of the pre-funded units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of any units sold in the offering. Accordingly, the additional dollar amount of the units and pre-funded units (including the shares of common stock issuable upon exercise of the pre-funded warrants included in the pre-funded units), if any, is $3,000,000, or $3,450,000 if the underwriter’s option to purchase additional units consisting of shares of common stock and Series G Warrants to purchase additional shares of common stock is exercised in full.

(3)	Includes the aggregate offering price of additional shares of common stock and Series G Warrants to purchase additional shares of common stock that the underwriter has the option to purchase, if any. See “Underwriting” for additional information.

(4)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

(5)	No additional registration fee is payable for the offering of the pre-funded units, since, as described in footnote (2) above, the amount of (i) shares of common stock underlying pre-funded warrants, and (ii) Series G Warrants, being offered in pre-funded units will reduce, on a dollar-for-dollar basis, the amount of (a) shares of common stock, and (b) Series G Warrants, being offered in units— for which the registration fee is being paid in full.

(6)	The maximum aggregate offering price for the common stock underlying Series G Warrants included in the units and the pre-funded units (including units that may be purchased by the underwriter pursuant to its option to purchase additional units consisting of additional shares of common stock and Series G Warrants to purchase additional shares of common stock) was calculated to be $1,897,500, which is equal to 110% of $1,725,000 (which is equal to 50% of $3,450,000), since each share of common stock or each pre-funded warrant will receive a warrant to purchase one-half of one share of common stock.

(7)	Represents warrants to purchase a number of shares of common stock equal to 5.0% of the number of shares of common stock sold in this offering (including the number of shares of common stock issuable upon exercise of the pre-funded warrants included in the pre-funded units) at an exercise price equal to 110% of the offering price per unit.

(8)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(9)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of (i) additional shares of common stock and Series G Warrants to purchase additional shares of common stock that the underwriter has the right to purchase, as well as (ii) all shares of common stock underlying pre-funded warrants and Series G Warrants being offered.

The registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, InspireMD, Inc. (the “Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-252199) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on January 19, 2021, as amended by Amendment No. 1 filed with the Commission on January 29, 2021 and Amendment No. 2 filed with the Commission on February 3, 2021, and which the Commission declared effective on February 3, 2021.

The Registrant is filing this Registration Statement for the sole purpose of registering an aggregate of $5,537,250 in additional units, each consisting of one share of common stock, $0.0001 par value per share and one Series G Warrant to purchase one-half of one share of Common Stock, additional pre-funded units, each consisting of one pre-funded warrant to purchase one share of common stock at an exercise price of $0.001 per share and/or one Series G Warrant to purchase one-half of one share common stock, including shares of common stock that may be purchased by the underwriter to cover over-allotments, if any, and additional warrants to be issued to the underwriter as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Registrant and the underwriter. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.

The required opinion and consents are listed on the Exhibit Index below and filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

All exhibits filed with the Prior Registration Statement are incorporated by reference into, and shall be deemed to be a part of, this registration statement. In addition, the following exhibits are filed herewith:

Exhibit Number	Description of Exhibit
5.1*	Opinion of McDermott Will & Emery LLP

23.1*	Consent of Kesselman & Kesselman, Independent Registered Public Accounting Firm

23.2*	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)

* Filed herewith.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tel Aviv, Israel, on February 3, 2021.

INSPIREMD, INC.

By:	/s/ Marvin Slosman
Name:	Marvin Slosman
Title:	Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marvin Slosman	Chief Executive Officer and Director	February 3, 2021
Marvin Slosman	(principal executive officer)

/s/ Craig Shore	Chief Financial Officer, Chief Administrative Officer, Secretary and Treasurer	February 3, 2021
Craig Shore	(principal financial and accounting officer)

/s/ *	Chairman of the Board of Directors	February 3, 2021
Paul Stuka

/s/ *	Director	February 3, 2021
Michael Berman

/s/ *	Director	February 3, 2021
Thomas J. Kester

/s/ *	Director	February 3, 2021
Campbell Rogers, M.D.

/s/ *	Director	February 3, 2021
Gary Roubin, M.D.

By:	*/s/ Marvin Slosman
Marvin Slosman
Attorney-in-Fact

By:	*/s/ Craig Shore
Craig Shore
Attorney-in-Fact

II-2